                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                                  JULY 26, 2000

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                                (Date of Report)

                                  JULY 24, 2000

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                        (Date of earliest event reported)

                              CLUETT AMERICAN CORP.

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             (Exact name of registrant as specified in its charter)

                                    DELAWARE

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                 (State or other jurisdiction of incorporation)

                                    333-58059

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                            (Commission File Number)

                                   22-2397044

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                        (IRS Employer Identification No.)

                 48 WEST 38TH STREET, NEW YORK, NEW YORK, 10018

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               (Address of principal executive offices) (Zip Code)

                                 (212) 984-8900

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              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

         On July 24, 2000, the transactions contemplated by the Purchase and Sale Agreement among Cluett, Peabody & Co., Inc., a Delaware corporation ("CP"), Cluett, Peabody Canada, Inc., a Canadian corporation ("CP Canada"), Arrow Factory Stores Inc., a Delaware corporation ("AFS"), Cluett Designer Group, Inc., a Delaware corporation ("CDG"), Consumer Direct Corporation, a Delaware corporation ("CDC"), Cluett, Peabody Holding Corp., a Delaware corporation ("Holding"), and Phillips-Van Heusen Corporation, a Delaware corporation ("PVH"), (the "Purchase and Sale Agreement") and the Share Purchase Agreement among CP, CDG, Bidermann Tailored Clothing Inc., a Delaware corporation ("BTC"), and PVH (the "Share Purchase Agreement" and, collectively with the Purchase and Sale Agreement, the "Agreements") were closed. Each of the parties to the Agreements other than PVH and CDG is, and prior to the closing CDG was, a wholly-owned subsidiary of Cluett American. Copies of the Agreements are attached as exhibits hereto and are incorporated herein by this reference.

         Pursuant to the Share Purchase Agreement, all of the outstanding shares of capital stock of CDG were sold by CP and BTC to PVH. Pursuant to the Purchase and Sale Agreement, (i) all of the outstanding shares of capital stock of C.A.T. Industrial S.A. de C.V., a corporation organized under the laws of Honduras, were sold to PVH by CP, AFS, CDG, CDC and Holding, (ii) PVH purchased all of CP's and AFS's right, title and interest in and to certain of the other assets (principally inventory) of CP and AFS used primarily by CP and AFS in their Arrow label and private label men's and boy's dress and sport shirts business and their Arrow factory outlet operations in the United States and (iii) PVH purchased all of CP Canada's right, title and interest in and to Arrow label dress and sport shirt inventory used in CP Canada's United States "Career Apparel" business. The aggregate purchase price paid by PVH pursuant to the Purchase and Sale Agreement and the Share Purchase Agreement for the stock and assets referred to above was approximately $46.9 million in cash, calculated as set forth in, and subject to adjustment pursuant to, Article 3 of each of the Purchase and Sale Agreement and the Share Purchase Agreement. Cluett American has irrevocably and unconditionally guaranteed the payment of any amount payable by CP or BTC to PVH under each Agreement which is not paid by CP or BTC when due, including pursuant to the purchase price adjustment and indemnification provisions of the Agreements.

         Pursuant to the Purchase and Sale Agreement, the Trademark License Agreement, dated July 24, 2000, by and between Cluett Peabody Resources Corporation, a Delaware corporation and a wholly-owned subsidiary of Cluett American, CP and PVH was executed and delivered. Pursuant to the Trademark License Agreement, CP granted to PVH an exclusive license to use trademarks related to CP's "Arrow" clothing line in the United States and its territories and possessions in connection with its manufacture, advertising, marketing, promotion, distribution, offer to sell and sale of men's and boys' dress shirts, sports shirts (including knit, woven and all forms of fleece), pants, shorts and sweaters in certain specified channels of trade, including the Internet. CP also granted to PVH the right to operate websites that use URLs that incorporate the licensed trademarks. The initial term of the license expires on June 30, 2007; however, PVH has the option to renew the Trademark License Agreement for two additional five year terms, provided it meets certain conditions.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial statements of businesses acquired.

         Not applicable.

(b) Pro forma financial information.

         To be filed by amendment.

(c) Exhibits

         1. Purchase and Sale Agreement among Cluett, Peabody & Co., Inc., Cluett, Peabody Canada, Inc., Arrow Factory Stores Inc., Cluett Designer Group Inc., Consumer Direct Corporation, Cluett, Peabody Holding Corp. and Phillips-Van Heusen Corporation, dated as June 12, 2000

         2. Share Purchase Agreement among Cluett, Peabody & Co., Inc., Cluett Designer Group Inc., Bidermann Tailored Clothing Inc. and Phillips-Van Heusen, dated as of June 28, 2000.

         3. Joint Press Release issued by Phillips-Van Heusen Corporation and Cluett American Corp., dated July 24, 2000, announcing completion of the licensing of the U.S. Arrow trademark and the sale of Cluett Designer Group Inc. to Phillips-Van Heusen Corporation.

         A copy of any exhibit or schedule to either of the above-listed agreements will be furnished supplementally to the Securities and Exchange Commission upon request.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CLUETT AMERICAN CORP.

                                          By:     /s/ BRYAN P. MARSAL
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                                          Name:   Bryan P. Marsal
                                          Title:  Director, President and
                                                  Chief Executive Officer


Dated: July 26, 2000